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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549

                               FORM 12b-25

                                                 Commission File Number 0-22388

                       NOTIFICATION OF LATE FILING

(Check One):   /x/ Form 10-K    / / Form 11-K    / / Form 20-F    / / Form 10-Q

/ / Form N-SAR

For Period Ended:        September 30, 1998
                 _____________________________________________________________
/ / Transition Report on Form 10-K  / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F  / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

    For the Transition Period Ended: __________________________________________

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_______________________________________________________________________________
_______________________________________________________________________________

                                     PART I
                              REGISTRANT INFORMATION

Full name of registrant            U.S. Industrial Services, Inc.
_______________________________________________________________________________

Former name if applicable
                                  Not Applicable
_______________________________________________________________________________
Address of principal executive office (STREET AND NUMBER)

                                  8111 Preston Road, Suite 715
_______________________________________________________________________________

City, state and zip code          Dallas, Texas  75225
                        ________________________________________________________

                                      PART II
                              RULE 12b-25 (b) and (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

/x/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/x/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                                   PART III
                                   NARRATIVE

    The Company engaged in a recent restructuring which included the sale of substantially all of the assets of its major operating subsidiary, J.L. Manta, Inc. Such restructuring had a material affect on the Company's ability to collect and compile the information required in the report on Form 10-K for the fiscal year ended September 30, 1998. Due to such restructuring, the Company was unable, without unreasonable effort or expense, to prepare and file such report.

                                   PART IV
                              OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification

       C. Thomas Mulligan              214                       891-9698
_______________________________________________________________________________
           (NAME)                  (AREA CODE)               (TELEPHONE NUMBER)

    (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify reports(s)?

                                               /x/ Yes  / / No

    (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                              / / Yes   /x/ No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           U.S. Industrial Services, Inc.
_______________________________________________________________________________
                   (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 30, 1998         By:/s/   C. Thomas Mulligan
                                    ___________________________________________

                                    C. Thomas Mulligan, Chief Financial Officer and General Counsel

     INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.